Exhibit 21

Multiband Corporation

Listing of Subsidiaries

As of December 31, 2010

Minnesota Digital Universe, Inc.

Multiband Subscriber Services, Inc.

Multiband NC Incorporated

Multiband NE Incorporated

Multiband SC Incorporated

Multiband EC Incorporated

Multiband DV Incorporated

Multiband MDU Incorporated

Multiband Security Incorporated